CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated July 27, 2011, accompanying the financial statements of Insured Municipals Income Trust, Series 522 and Pennsylvania Insured Municipals Income Trust, Series 313 (included in Van Kampen Unit Trusts, Municipal Series 640) as of March 31, 2011, and for each of the three years in the period ended March 31, 2011 and the financial highlights for the period from April 19, 2007 (date of deposit) through March 31, 2008 and for each of the three years in the period ended March 31, 2011, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-139849) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 27, 2011